Exhibit 10.1

DEPOSIT AGREEMENT

This Deposit Agreement (the “Agreement”) is made this 26th day of September, 2003 (“Effective Date”)

Between

Navigation Technologies B.V.,  a corporation organized under the laws of The Netherlands located at De Waal 15, 5684 PH Best, The Netherlands (hereinafter referred to as “the Depositor”)

And

KONINKLIJKE PHILIPS ELECTRONICS N.V., a public company incorporated under the laws of the Netherlands, with its registered office at Groenewoudseweg 1, 5621 BA Eindhoven, the Netherlands (hereinafter referred to as “Philips”)

In this Agreement, the Depositor and Philips are referred to individually as “Party” and collectively as “Parties”.

WHEREAS the Depositor has requested and Philips has agreed to accept deposits from the Depositor as hereinafter provided for the purpose of optimising the returns on any temporary excess liquidity Depositor might have from time to time.

NOW THEREFORE, in consideration of the mutual terms and conditions hereinafter appearing, the Parties hereby agree as follows:

1. Purpose of Deposit

The Depositor may deposit certain amounts (hereinafter referred to as a “Deposit” or “Deposits” as the case may be) with Philips in accordance with this Agreement for the purpose of optimising the returns on any temporary excess liquidity it might have from time to time.

2. Deposit Facility

Philips shall make available to the Depositor as of the date hereof deposit facilities  (hereinafter referred to as “the Facility”) based upon the terms and conditions hereinafter appearing.

3. Availability

Subject to Article 8 of this Agreement, the Facility shall expire on May 21, 2004 (hereinafter referred to as “the Expiry Date”). After the Expiry Date, Depositor shall no longer be permitted to make any Deposits with Philips pursuant to this Agreement.  All outstanding Deposits and interest accrued thereon shall become due and payable by Philips to the Depositor on the Expiry Date, and Philips shall pay the Depositor, in immediately available funds on the Expiry Date, an amount equal to all outstanding Deposits and interest accrued thereon.

4. Procedure for Deposits

(a)                                  The Depositor can make Deposits on a daily basis. The Depositor shall notify Philips in writing of any Deposit it wishes to place with Philips (hereinafter referred to as “the Notice”), each Notice to be received by Philips two business days (or less, if mutually agreed upon) prior to the first day that the Deposit is to be placed.  Each Notice shall specify the currency of the Deposit (either Euros or US Dollars), the amount of the Deposit, the start date of the Deposit, and the interest period of the Deposit.  On the start date specified for each Deposit, the Depositor will credit the full amount of the Deposit to Philips’s bank account specified by Philips in freely transferable same day funds.

(b)                                 Each request for a Deposit placement shall be for a sum of at least (the Euro equivalent of) One Hundred Thousand US Dollars (USD $100,000) or in integral multiples thereof.

(c)                                  It is understood and agreed that the Deposits, including any interest earned thereon, are being held by Philips solely for the benefit of the Depositor.

(d)                                 Philips hereby waives any and all rights of lien, attachment or set-off whatsoever, if any, against the Deposits, including any interest accrued thereon, whether such rights arise by reason of statutory or common law, by contract or otherwise, except in connection with any indebtedness for borrowed money.

(e)                                  Philips shall pass along to Depositor any insurance, if any, protecting the Deposits and any interest accrued thereon against risk of loss or liability.

5. Withdrawal

(a)                                  Withdrawal of the principal amount of a Deposit by the Depositor shall take place at the end of each interest period for such Deposit, unless:

(i)	it is withdrawn prior to the end of each interest period in accordance with Article 6 of this Agreement; or,

(ii)	the duration of the Deposit is rolled over pursuant to Article 5(b) below.

(b)                                 Subject to Article 3 hereinabove, the Depositor may request that any Deposit be rolled over.  In such circumstances, the Depositor shall submit a Request for Rollover to Philips to be received by Philips no later than two business days (or less, if mutually agreed upon) prior to the maturity date of such Deposit (hereinafter referred to as “the Request”).  Each Request shall specify the amount of Deposit requested to be rolled over and the new interest period of that particular Deposit.

6. Early Withdrawal

The Depositor may request for an early withdrawal, prior to the end of the interest period, of any Deposit or any part of it amounting to (the euro equivalent of) One Hundred Thousand US Dollars (USD $100,000) or a whole multiple of that amount, without premium or penalty at any time if the Depositor gives Philips no less than two business days’ written notice of the Deposit to be withdrawn, and the date and amount of the early withdrawal.

At the time of an early withdrawal, Philips shall also pay Depositor  the aggregate of accrued interest on the amount withdrawn and the difference, as the case may be, between (i) the amount of interest earned on a Deposit equal to the amount prepaid placed in the London Interbank Market for the remainder of the interest period at an interest rate of LIBOR (or EURIBOR / EONIA in the case of Euro Deposits) less 0.25% for such period, and (ii) the amount of interest which would otherwise be payable by Philips to the Depositor for such period had the Deposit not been withdrawn earlier.

The notice of intention to make an early withdrawal shall be irrevocable and shall oblige Philips to make such payment of the Deposit and any interest accrued thereon, to Depositor on the relevant date in immediately available same day funds.

7. Interest

(a)                                  Each Deposit shall bear interest calculated by reference to successive interest periods, determined as hereinafter provided, each of which shall, subject to Article 3, have a duration of a period of between 1 day and 365 days.

(b)                                 The Depositor shall notify its selection as to the duration of each interest period in the Notice, provided that if the Depositor fails to give notice of its selection of the duration of an interest period, such interest duration shall be one week.

(c)                                  Each subsequent interest period shall commence on the last day of the preceding interest period.

(d)                                 If any interest period would otherwise end on a day, which is not a business day, that interest period shall be extended to the next succeeding business day.

(e)           No interest period shall extend beyond the Expiry Date.

(f)                                    The rate of interest applicable to each Deposit for each interest period relative thereto shall be LIBOR less 0.25% for a USD Deposit and EURIBOR / EONIA less 0.25% for a EUR Deposit.

(g)                                 Interest will be calculated on the basis of a year consisting of 360 days, and the number of days actually elapsed (as opposed to business days), and shall be payable on the last day of each interest period.

(h)           Philips shall provide the Depositor monthly statements setting forth the amount of all Deposits and interest accrued thereon within 15 days following the last day of each month.   In case of conflict between the Parties, these statements shall be conclusive evidence; provided that the Depositor has not provided written notice to Philips of any dispute with the amounts set forth in such statements within thirty (30) days after the receipt of such statements.

8. Term and Termination

(a)  Philips may terminate this Agreement if a Termination Event occurs, upon which event Philips shall immediately repay to the Depositor all outstanding Deposits and interest accrued thereon. A Termination Event occurs if Philips ceases to own or control directly or indirectly more than 50% of the outstanding common stock of the Depositor.

(b)  The Depositor may terminate this Agreement in the event that (i) Philips breaches the terms of this Agreement or (ii) Philips becomes subject to bankruptcy or similar proceedings, a receiver is appointed for all or a portion of Philips’ assets or there is an assignment for the benefit of creditors.  If Depositor terminates this Agreement as provided herein, Philips shall immediately repay to Depositor all outstanding Deposits and interest accrued thereon.

9. Conditions Precedent

This Agreement and the rights and obligations created hereunder shall be subject to Philips being provided with the counterpart of this Agreement, duly executed by the Depositor thereby confirming its agreement with all the terms and conditions therein.

10.             Representations and Warranties

Philips and Depositor each hereby represent and warrant for themselves that (i) they have full right, power and authority, without the consent of any other person or governmental body, to execute and deliver this Agreement and to carry out the transactions contemplated hereby and (ii) this Agreement has been duly executed and delivered and constitutes lawful, valid and legally binding obligations of Philips and Depositor, respectively, enforceable in accordance with its terms.

11. Taxes

All taxes directly related to the Facility are for the account of the Depositor. Philips represents and warrants to Depositor that the Depositor will not incur any taxes of any kind with respect to the Deposits or interest accrued thereon under any current applicable provisions of Dutch law. No representation or warranty is given by Philips as to any change in the provisions of Dutch law or future applicable provisions of Dutch law occurring or in place after the date of this agreement.

12. Payments

(a)                                  All payments to be made under this Agreement shall be made free and clear of and without any deductions or withholdings whatsoever and shall be made on the due dates herein specified. If the due date is not a business day, the payment shall be made on the business day immediately following that day.

(b)                                 All payments by Philips to Depositor shall be made by wire transfer of immediately available funds to the account specified by the Depositor from time to time.

13. No Assignment

Neither Party shall assign any of its rights and/or obligations herein without prior written consent of the other Party.

14. Successors and Assigns

In this Agreement, where the context so requires or admits, the expressions “the Depositor” and “Philips” shall include the Parties’ respective successors-in-title and permitted assigns.

15. Notices

All notices required or permitted to be given under this Agreement shall be given by way of courier for which proof of delivery is provided or by fax to the intended recipient as follows:

If to Depositor:

Navigation Technologies B.V.

c/o Navigation Technologies Corporation

222 Merchandise Mart

Suite 900

Chicago, IL 60654

Attention: General Counsel

Telecopy No.: (312) 894-7228

With a copy to:

Navigation Technologies Corporation

222 Merchandise Mart

Suite 900

Chicago, IL 60654

Attention: Vice President and Controller

Telecopy No.: (312) 894-7212

If to Philips:

Koninklijke Philips Electronics N.V.

Breitner Center, Building HBT 12

Amstelplein 2

1070 MX Amsterdam

The Netherlands
Attention: Corporate Treasury Department

Fax No.: +31 20 5977350

Any Party may change its address for receiving notice by written notice given to the other Party.  Notices shall, except as otherwise provided herein, be deemed duly given (i) in the case of registered post, after the elapse of two business days after the date of posting, and (ii) in the case of fax, after the elapse of twelve hours from the time of faxing.

16. Business Day

All references in this Agreement to “business days” shall mean calendar days on which the banks in The Netherlands and the banks in the currency denominated for the relevant Deposits are open for business.

17. No Waiver

No failure by any Party at any time, or from time to time, to enforce or require the strict keeping and performance of any of the terms or conditions of this Agreement shall affect or impair the right of that Party to enforce or require the strict keeping and performance of any terms and conditions of this Agreement.

18. Severability

Each of the rights and obligations contained in this Agreement shall be deemed to be distinct and severable terms to the extent that if one or more of such rights and obligations shall be or be declared or become void or unenforceable, then the remaining rights and obligations shall (unless the effect is to frustrate the fundamental basis of this Agreement) continue in force and effect.

19. Governing Law and Jurisdiction

This Agreement shall be construed in accordance with the law of the Netherlands. All disputes arising out of and in connection with this Agreement shall be submitted to the competent courts which have jurisdiction.

20.            Entire Agreement

This Agreement contains all of the covenants and agreements between the parties regarding the subject matter hereof.

* * *

IN WITNESS WHEREOF THE AUTHORISED REPRESENTATIVES OF THE DEPOSITOR AND PHILIPS HAVE SIGNED THIS AGREEMENT, THE DATE AND YEAR FIRST ABOVE WRITTEN.

The Depositor,
Navigation Technologies B.V.

By: /s/ Chris Peters
Its: VP Finance Europe

Philips,
Koninklijke Philips Electronics N.V.

By: /s/ Maura A. Spielmann
Its: Senior Vice President